CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated March 22, 2016, relating to the financial statements and financial highlights of Walthausen Funds, comprising of Walthausen Small Cap Value Fund and Walthausen Select Value Fund, for the year ended January 31, 2016, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Cleveland, Ohio May 25, 2016